Exhibit 4.1

GAMBATTE, INC

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”), is made as of this          day of                     ,             , by and between Gambatte, Inc. (“Gambatte, Inc.”) and                      (“Optionee”).

WITNESSETH:

WHEREAS, Gambatte, Inc. has established the Gambatte, Inc. Incentive Stock Option Plan (the “Plan”), dated March 7, 1989, as amended, for the purpose of providing key employees of Gambatte, Inc. and any parent or subsidiary of Gambatte, Inc. (referred to collectively as the “Company”) with additional incentive to promote the Company’s financial success and to remain in the employ of the Company;

WHEREAS, the Plan provides that the Stock Option Committee (the “Committee”) shall determine the key employees to be granted stock options under the Plan, which stock options are intended to constitute “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to the power reserved to the Committee under Sections 4 and 5 of the Plan, the Committee now desires to grant an incentive stock option to Optionee.

WHEREAS,                      was awarded options on                      (post-split) shares of common stock in a letter to                      dated                     ; and

WHEREAS, the option award is memorialized in this document.

NOW, THEREFORE, in consideration of their mutual undertakings, it is agreed by and between the parties hereto as follows:

1. This Agreement is subject to all the terms and conditions of the Plan, a copy of which has been delivered to Optionee and is incorporated herein by reference. In the event of any conflict between the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. All provisions of this Agreement shall, if possible, be interpreted in such manner as may be necessary in order to permit the option granted hereby to constitute an incentive stock option for the purposes of the Code.

2. Gambatte, Inc. hereby grants to Optionee as of the date hereof (the “Grant Date”) an incentive stock option to purchase                      shares of the $.01 par value common stock of Gambatte, Inc. before                      (the “Expiration Date”), at a price of $         per option share. “Option Shares” means all securities which shall be purchased or shall be available for purchase upon exercise of the incentive stock option granted hereby and any security which shall be issued in lieu of or in addition to any other Option Shares by reason of any recapitalization, special dividend transaction or other such event. The Committee shall have the power to determine the amount of the adjustment to be made in each case, subject to approval by the Board of Directors of Gambatte, Inc.

3. This agreement does not confer on Optionee any right to continue in the employ of the Company, nor does it interfere with the Company’s right to terminate the employment or alter the duties of Optionee at any time.

4. Optionee shall, subject to the limitations contained in this Agreement and in the Plan, have the right to exercise the incentive stock option commencing one year after the Grant Date by purchasing all or any part of the Option Shares then available for purchase under the following schedule:

(a)	Twenty-five (25%) percent of the Option Shares from and after the first anniversary of the Grant Date;

(b)	Fifty (50%) percent of the Option Shares from and after the second anniversary of the Grant Date; and

(c)	Seventy-five (75%) percent of the Option Shares from and after the third anniversary of the Grant Date.

(d)	One hundred (100%) percent of the Option Shares from and after the fourth anniversary of the Grant Date.

Notwithstanding the foregoing, the incentive stock option may not be exercised after the expiration of 90 days from the earlier of the date the Optionee terminates his employment with the Company or the date the Optionee is given written notice of his discharge from employment by the Company. The expiration period described in the preceding sentence shall be expanded to 365 days in the event termination of employment occur because of disability (within the meaning of Section 22(e)(3) of the Code) and shall be waived in the event termination of employment occurs because of death. Absence or leave approved by the Company to the extent permitted by the applicable provisions of the Code shall not be considered an interruption of employment for any purpose under this Agreement. The exercise of all or any portion of the incentive stock option granted hereby will be contingent upon receipt by the Company of the advice of counsel to the Company that such shares have been duly registered or are exempt from registration under the applicable securities laws and, in the absence of registration of the shares and to the extent required by such counsel, the receipt from the Optionee of a representation that the Optionee intends at the time of such exercise to acquire the Option Shares for investment only and not for distribution or resale. Notwithstanding anything herein to the contrary, the option award memorialized in this Agreement shall not be subject to the acceleration of vesting provision contained in Section 21 of the Plan.

5. Subject to Section 11 hereof, Optionee may exercise all or any part of the incentive stock option by delivering written notice to the Committee of the number of Option Shares to be purchased together with cash, a cashier’s or official bank check, shares of Gambatte, Inc. common stock, or any combination thereof, in payment of the full purchase price of the Option Shares to be acquired. Notice shall be sent to the Committee at Gambatte, Inc., 3079 Premiere Parkway, Suite 140, Duluth, Georgia 30097. The option shall be deemed to have been exercised (subject to Section 11 hereof) on the date the Committee receives the written notice and the required cash, cashier’s or official bank check, shares of Gambatte, Inc. common stock, or any combination thereof, in full payment for the purchased Option Shares. A form of notice, which will be deemed satisfactory by the Committee, is attached to this Agreement as Exhibit A. Upon any exercise of the incentive stock option the Committee shall cause to be delivered to Optionee a certificate or certificates registered in the name or Optionee for the number of Option Shares purchased. The Optionee shall not have any of the rights of a shareholder with respect to the Option Shares except to the extent that Optionee duly exercises the incentive stock option granted hereby with respect to such Option Shares.

6. This Agreement shall not be assignable or transferable by Optionee otherwise than by will or the laws of descent and distribution, and the incentive stock option hereby granted shall not be exercised by any person other than Optionee during Optionee’s lifetime. After the death of Optionee, the person to whom Optionee’s rights hereunder pass under Optionee’s will or under the laws of descent and distribution shall be deemed the holder of the incentive stock option granted hereby.

7. To the extent not superseded by federal law, the laws of Georgia shall control in all matters relating to this Agreement.

8. Optionee understands that the Option Shares are not registered under the Securities Act of 1933 (the “1933 Act”) or any state securities act and will be issued to Optionee pursuant to exemptions from registration thereunder. Optionee also understands that applicable securities laws may restrict the right of Optionee to exercise the incentive stock option or to dispose of any shares which Optionee may acquire upon any such exercise and may govern the manner in which such shares must be sold. Optionee shall not offer, sell or otherwise dispose of any of the Option Shares acquired by reason of the exercise of the incentive stock option in any manner which would violate the 1933 Act or any other state or federal law or cause the Company to have to make any filing or take any action to avoid such a violation.

9. Optionee hereby represents that all Option Shares purchased by him pursuant to his exercise of all or any portion of the incentive stock option will be acquired only for investment and not with a view to distribution or resale.

10. Optionee’s right to acquire shares hereunder shall be conditioned upon Optionee agreeing that such Option Shares together with all the shares of stock issued by the Company held by Optionee shall be subject to the then currently effective Shareholders Agreement among the Company and its shareholders.

11. Notwithstanding any other provision herein, Optionee’s right to acquire shares hereunder may, in the Company’s sole discretion, be conditioned upon the Company’s receiving from Optionee, in addition to the full purchase price of the Option Shares as set forth in paragraph 5 hereof, cash, a cashier’s check or official bank check in the full amount of any withholding tax obligations of the Company arising in connection with the exercise of the stock option hereunder.

12. All pronouns, defined nouns and any variations thereof in this Agreement shall be deemed to refer to the masculine, feminine or neuter gender and to either singular or plural, whenever the context of this Agreement so requires.

13. In the event of changes in the outstanding shares of Common Stock by reason of stock dividends, stock split-ups, subdivisions or combination of shares, the number and class of shares subject to the option granted hereby shall be correspondingly and fairly adjusted by the Company. Such adjustment shall be made without change in the total purchase price applicable to the unexercised portion of the option granted hereby, with a corresponding adjustment in the purchase price per share.

14. If the Company is merged or consolidated with another entity and the Company is not the surviving entity, or if all or substantially all of the property or common stock of the company is acquired by another entity (including by means of a triangular merger in which the holders of voting stock of the Company immediately prior to the merger as a class do not continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting entity or its parent (in the case of a triangular merger), or in the event of a separation, reorganization or liquidation of the Company, then the Board of Directors of the Company, or the Board of Directors of the entity that is the surviving entity or that acquires the property or stock of the Company as described above or any parent entity thereof, shall make appropriate provision for the protection of the option granted hereby (i) by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized entity, acquiring entity or the parent entity in the event of a triangular merger (“Successor Stock”), which will be issuable in lieu of the shares of Common Stock; or (ii) by exchanging this Option for an option having substantially similar terms (except to the extent changes and modifications are necessary or desirable to comply with the terms of the plan pursuant to which the new option is granted) to be granted by such merged, consolidated or otherwise reorganized entity, acquiring entity or parent entity in the event of a triangular merger, which option may substitute on equitable terms Successor Stock in lieu of Common Stock as issuable upon exercise of such replacement option and, in the case of this clause (ii), this Agreement will automatically terminate upon such exchange, provided that, in either of clause (i) or (ii) above, the excess of the aggregate fair market value of the shares subject to the option granted hereby immediately after such substitution or exchange (which value may be determined based upon the value assigned to such stock for purposes of other terms of the transaction so long as the latter value is arrived at by arm’s-length negotiations) over the exercise price thereof is not more than the excess of the aggregate fair market value of the shares subject to the option granted hereby immediately before such substitution over the exercise price thereof. Notwithstanding the preceding sentence, the Board of Directors of the Company or the board of directors of any entity that is the surviving entity or that acquires the property or stock of the Company as described above or any parent entity thereof may, upon written notice to the Optionee provide that the option granted hereby must be exercised within 60 days of the date of such notice or it will be terminated. If the option granted hereby is not exercisable by its terms during such 60 day period, then such option will not be exercisable during such 60 day period and it shall terminate.

IN WITNESS WHEREOF, Optionee has executed and delivered this Agreement and Gambatte, Inc. has caused this Agreement to be executed and delivered on its behalf by its duly authorized representatives, as of the day and year above written.

Gambatte, Inc.	OPTIONEE

By
Its:

Exhibit A

TO:	Stock Option Committee

Gambatte, Inc.

Pursuant to the provision of the Gambatte, Inc. Incentive Stock Option Agreement (herein called the “Agreement”), dated as of                     , issued under the Gambatte, Inc. Incentive Stock Option Plan (the “Plan”), I hereby give notice that I elect to exercise the incentive stock option granted under the Agreement with respect to                      shares of the common stock of Gambatte, Inc. (the “Company”) as of the date on which this notice is delivered to the Company, and accordingly I hereby agree to purchase such shares at the price and on the terms established under the Agreement and the Plan. Full payment for such shares is enclosed. Such payment consists of:

                     Cash

                     Cashier’s or official bank check

                     Shares of Gambatte, Inc. common stock

I hereby represent and warrant that I am purchasing such shares for investment purposes only and not with a view to distribution or resale.

I hereby agree that the incentive stock option granted under the Agreement shall be deemed to have been exercised to the extent specified in this notice on the exercise date below my signature, and I hereby warrant that on such date this notice was delivered to the Stock Option Committee of the Company.

Sincerely,

Optionee Signature

Name

Dated